UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC., and
SIMON PROPERTY ACQUISITIONS, INC.,

            Plaintiffs,                   File No.  02-74799

v.                                        The Honorable Victoria A. Roberts
                                          Magistrate Judge Virginia M. Morgan
TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

            Defendants.
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Carl H. von Ende (P 21867)                Joseph Aviv (P 30014)
Todd A. Holleman (P 57699)                Bruce L. Segal (P 36703)
Miller, Canfield, Paddock &               Matthew F. Leitman (P 48999)
  Stone, P.L.C.                           Miro Weiner & Kramer
Attorneys for Plaintiffs                  Attorneys for Defendants
Suite 2500                                Suite 100
150 West Jefferson Avenue                 38500 Woodward Avenue
Detroit, Michigan 48226-4415              Bloomfield Hills, Michigan 48303-0908
Telephone:  (313) 963-6420                Telephone:  (248) 258-1207
Facsimile:   (313) 496-7500               Facsimile:   (248) 646-4021


                                          I.W. Winsten (P 30528)
                                          Raymond W. Henney (P 35860)
                                          Honigman Miller Schwartz and Cohn, LLP
                                          Attorneys for Defendants
                                          2290 First National Building
                                          Detroit, Michigan 48226-3583
                                          Telephone:  (313) 465-7000
                                          Facsimile:   (313) 465-7411
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                          DEFENDANTS' MOTION TO DISMISS
              FOR FAILURE TO STATE A CLAIM UNDER THE CONTROL SHARE
                     ACQUISITIONS ACT UPON WHICH RELIEF CAN BE GRANTED

     The defendants, by their attorneys, Miro Weiner & Kramer, a professional corporation, and Honigman Miller Schwartz and Cohn, LLP, move, under Fed. R. Civ. P. 12(b)(6), to dismiss the First Claim for Relief in the complaint for failure to state a claim under the Control Share Acquisitions Act upon which relief can be granted. In support, the movants say:

     1. The plaintiffs are presently attempting a hostile takeover of defendant Taubman Centers, Inc., a Michigan corporation (the "Company"), after their offer to buy the Company was rejected as inadequate by the Company's board of directors (the "Board"). On the same day that their hostile tender offer began, the plaintiffs brought this suit to challenge actions taken by the Board more than four years ago.

     2. In the First Claim for Relief in their complaint, the plaintiffs allege that the Taubman family's receipt of newly-issued shares of Series B Preferred Stock from the Company in 1998 was a "control share acquisition" under Chapter 7B of the Michigan Business Corporation Act, Mich. Comp. Law ss.ss.450.1790-.1799 (the "Control Share Acquisitions Act"). The plaintiffs therefore sue for a declaration by the Court that the Taubman family's shares of Series B Preferred Stock have no voting rights. (See Compl. P.P. 2(b), 38, 60.)

     3. In making this claim, Plaintiffs have deliberately ignored the express language of Section 791(1) of the Control Share Acquisitions Act, which regulates only the acquisition of "issued and outstanding" control shares. Mich. Comp. Laws ss.450.1791(1) (emphasis added). Since, as Plaintiffs admit, the Series B Preferred Stock was a new issue directly from the Company, (see Compl. P.P. 2(b), 38), the Control Share Acquisitions Act does not apply to the issuance to the Taubman family of the shares of Series B Preferred Stock, and there is no limitation on the voting rights of these shares. Accordingly, Plaintiffs' request for a declaration that the Taubman family's shares of Series B Preferred Stock have no voting rights fails to state

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


a claim under the Control Share Acquisitions Act, and the First Claim for Relief in the complaint must be dismissed as a matter of law.


     4. As required by E.D. Mich. LR 7.1(a)(2)(A), there was a telephone conference between attorneys held on Dxzecember 16, 2002, in which Joseph Aviv, counsel for the movants, explained the nature of this motion and its legal basis and requested of Carl H. von Ende, counsel for the plaintiffs, but did not obtain, concurrence in the relief sought.

     WHEREFORE, the defendants request the Court to grant their motion to dismiss for failure to state a claim under the Control Share Acquisitions Act upon which relief can be granted and to enter an order and judgment of dismissal of the First Claim for Relief in the complaint. Respectfully submitted,

MIRO WEINER & KRAMER                           HONIGMAN MILLER SCHWARTZ
a professional corporation                        AND COHN, LLP
Attorneys for Defendants                       Attorneys for Defendants
                                               I.W. Winsten (P 30528)
                                               Raymond W. Henney (P 35860)
By:   ------------------------------           2290 First National Building
      Joseph Aviv (P 30014)                    Detroit, Michigan 48226-3583
      Bruce L. Segal (P 36703)                 Telephone: (313) 465-7000
      Matthew F. Leitman (P 48999)
      Suite 100
      38500 Woodward Avenue
      Bloomfield Hills, MI 48303-0908
      Telephone: (248) 258-1207
      Facsimile:   (248) 646-4021

Of Counsel:

WACHTELL, LIPTON, ROSEN & Katz
51 West 52nd Street
New York, New York 10019

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